EXHIBIT (a)(i)

                            COMVERSE TECHNOLOGY, INC.

                            170 Crossways Park Drive
                            Woodbury, New York 11797
                                 (516) 677-7200









                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK













                                  May 22, 2002

                            COMVERSE TECHNOLOGY, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK


--------------------------------------------------------------------------------
              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                               NEW YORK CITY TIME,
                  ON JUNE 20, 2002, UNLESS WE EXTEND THE OFFER.

--------------------------------------------------------------------------------

Beginning on May 22, 2002, we are offering all of our employees (including those of our subsidiaries) resident in the United States, China, Finland, France, Germany, Hong Kong, India, Israel, Italy, Japan, Mexico, Spain and the United Kingdom the opportunity to exchange all outstanding options to purchase shares of our common stock, $0.10 par value per share ("Common Stock"), that were granted to them under our stock incentive plans (the "Option Plans") and that have an exercise price of not less than 110% (or in the case of options held by executive officers and employee directors, 120%) of the closing sale price on the trading day immediately preceding the Expiration Date (as defined below) ("Eligible Options") for a designated number of replacement options to purchase shares of Common Stock ("Replacement Options"). It is our intention to grant incentive stock options to all participants in the Offer to the extent permitted by the Internal Revenue Code of 1986, as amended (the "Code"). The exact number of shares of Common Stock underlying the Replacement Options to be granted to you will be 85% of the number of shares underlying the Eligible Options that you elect to exchange. If you wish to accept this offer with respect to any particular grant of Eligible Options, you must exchange all of your Eligible Options subject to that grant. The Replacement Options will be granted on December 23, 2002, or a later date to be determined by our Board of Directors if the Offer is extended by a postponement of the Expiration Date ("Replacement Option Grant Date").

         Pursuant to the approval of our shareholders on February 25, 2002, we are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options to Purchase Common Stock ("Offer to Exchange"). This Offer to Exchange, as may be amended from time to time, constitutes the Offer. This Offer is not conditioned upon a minimum number of Eligible Options being exchanged. This Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

         This offer is being extended only to employees resident in the United States, China, Finland, France, Germany, Hong Kong, India, Israel, Italy, Japan, Mexico, Spain and the United Kingdom. We have excluded employees resident in other countries. In addition this Offer is not being extended to our directors who are not also our employees.


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

         Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should elect to exchange your Eligible Options in the Offer. You must make your own decision whether to exchange your Eligible Options.

         The Common Stock is quoted on NASDAQ under the symbol "CMVT." On May 15, 2002, the closing price of the Common Stock as reported on NASDAQ was $12.28 per share. We recommend that you obtain current market quotations for the Common Stock before deciding whether to elect to exchange your Eligible Options.

You should e-mail questions about this Offer or requests for assistance in completing the related documentation to stock_exchange_program@comverse.com (please be sure to include a phone number where you can be reached).

         This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.



May 22, 2002





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

IMPORTANT INFORMATION

         You will be receiving a separate personalized Election Form listing all unexercised options in the Company (both vested and unvested) that you currently hold issued to you under the plans. You will receive your Election Form via the Company's interoffice mail system. If you wish to accept this Offer, you must complete and sign your Election Form and submit it via sealed interoffice mail or fax to the contact person for your location listed in the following table so that it is received by us no later than 5:00 p.m., New York City time, on June 20, 2002, or a later date if we extend the Offer (the "Expiration Date"):

     -------------------------------- ----------------------- ------------------------------------------

     Location                         Contact Person          Contact Information
     --------                         --------------          -------------------
     -------------------------------- ----------------------- ------------------------------------------
     Israel-based Comverse employees  Avital Pomerantz        Location: Tel Aviv, Israel
                                                              Building: Comverse 2, Room 207
                                                              Fax Number:  972-3-765-5269
     -------------------------------- ----------------------- ------------------------------------------

     US and Mexico -based Comverse    Barbara Conley          Location:  Wakefield, MA
     employees                                                Building:  WK 100
                                                              Fax Number:  781-224-8135
     -------------------------------- ----------------------- ------------------------------------------

     Remaining eligible               Fran Rail               Location:  Woodbury, NY
     participants, regardless of                              Building:  1 Crossways Pkwy
     location or company                                      Fax Number:  516-677-7323
     -------------------------------- ----------------------- ------------------------------------------

Additional specific instructions regarding where and to whom you should return your signed Election Form is included on your individual Election Form.

         If you wish to decline this Offer, we still request that you complete, sign and submit your Election Form, checking the box that states "I decline to participate in the Exchange program." If you do not submit an Election Form prior to the Expiration Date, or if you submit an incomplete or incorrectly completed form, you will be considered to have rejected the Offer.

         You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept this Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. However, you will be required to return your stock option agreements upon our request.

         The exercise price of the Replacement Options will be the closing price of our Common Stock as reported by NASDAQ on the Replacement Option Grant Date. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer. The information about this Offer is limited to this document and the attached Tender Offer Statement on Schedule TO.

         We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your options in the Offer. You should rely only on the information contained in this document and the attached Tender Offer Statement on Schedule TO. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and the Tender Offer Statement on Schedule TO. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS

                                                                                                     Page
GLOSSARY OF TERMS.......................................................................................1

SUMMARY OF TERMS........................................................................................2

THE OFFER..............................................................................................12

1.       TERMS OF THE OFFER; NUMBER OF OPTIONS; EXPIRATION DATE........................................12

2.       PURPOSE OF THE OFFER..........................................................................14

3.       FUTURE PLANS..................................................................................14

4.       PROCEDURES....................................................................................15

5.       CHANGE IN ELECTION............................................................................16

6.       ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND
         CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS..............................................17

7.       CONDITIONS OF THE OFFER.......................................................................17

8.       PRICE RANGE OF COMMON STOCK...................................................................21

9.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS..............................22

10.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS
         AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS...............................................24

11.      STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER........................................25

12.      LEGAL MATTERS; REGULATORY APPROVALS...........................................................26

13.      CERTAIN RISKS OF PARTICIPATING IN THE OFFER...................................................26

14.      MATERIAL TAX CONSEQUENCES.....................................................................28

15.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENT................................................35

16.      FEES AND EXPENSES.............................................................................35

17.      ADDITIONAL INFORMATION........................................................................36

18.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.....................................................38

SCHEDULE A-Information about our Directors and Executive Officers.....................................A-1

                                GLOSSARY OF TERMS


1933 Act            The Securities Act of 1933, as amended.

Code                The Internal Revenue Code of 1986, as amended.

Common Stock        Shares of our common stock, $0.10 par value per share.

Company             Comverse Technology, Inc.

Election Form       The form to be completed by all eligible employees
                    identifying which option grants, if any, that the employee chooses to have participate in the Stock Option Exchange
                    Program.

Eligible Options    Options to purchase Common Stock granted under Option Plans that have an exercise price of not less than 110% (or in the case of options held by executive officers and employee directors, 120%) of the closing sale price on the trading day immediately preceding the Expiration Date.

Expiration Date     June 20, 2002, or a later date if we extend the Offer.

Offer to Exchange   This voluntary program permitting eligible employees to
(also referred to   cancel their Eligible Options and exchange them for
as the Offer and    Replacement Options to purchase a designated number of
the Stock Option    shares of our Common Stock.
Exchange Program)

Option Plans        Our existing stock incentive plans as set forth in Section
                    17 of this Offer to Exchange.

Replacement         Options to purchase shares of Common Stock to be granted by,
Options             and under the terms of, this Offer, in exchange for Eligible
                    Options.

Replacement         This is the date that is at least six months and one day
Option Grant        after the Expiration Date, on which you will be granted
Date                Replacement Options for the Eligible Options you elected to exchange as of the Expiration Date. We expect this to be December 23, 2002, or a later date to be determined by our Board of Directors if we extend the Offer by postponing the Expiration Date.

SEC                 The Securities And Exchange Commission.

Securities          Securities Exchange Act of 1934.
Exchange Act

                                SUMMARY OF TERMS

         This summary highlights the most material information from this Offer to Exchange. To understand the Offer fully and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Exchange.

         The references to Section numbers in these Questions and Answers are to Section numbers in the Offer to Exchange materials immediately following these Questions and Answers.

The Questions and Answers are grouped under the following categories:

o        General Discussion of the Stock Option Exchange Program

o        The Basics of the Stock Option Exchange Program

o        Vesting, Exercise Price and Term of Replacement Options

o        How the Option Cancellation and Exchange Works

o        The Duration of this Offer

o        Tax Status of Replacement Options; Tax Considerations

o        How to Elect to Exchange Your Eligible Options

o        Miscellaneous and More Information

GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM

Q1              What is the Stock Option Exchange Program?

A1 Our Stock Option Exchange Program is a voluntary program permitting eligible employees to cancel their Eligible Options and exchange them for Replacement Options. The exact number of Replacement Options to be granted will depend upon the number of your options that are Eligible Options and the number of those options that you elect to exchange. The Replacement Options will be granted on the Replacement Option Grant Date, and will have an exercise price to be determined when they are granted.

Q2              Why are we offering the Stock Option Exchange Program?

A2 We are offering the Stock Option Exchange Program because of a decline in the price of our Common Stock. We recognize that the exercise prices of a significant portion of outstanding options to purchase our Common Stock are currently higher than the price of our Common Stock as reported on NASDAQ, which has reduced the potential value of your options and our stock option program to you (see Section 2).

                We designed our stock option program to be a valuable long-term incentive to you and to reward you for your contributions to our long-term business success. Our stock option program allows you to buy a specific number of shares of our Common Stock at a set exercise price on a future date. The exercise price is the price per share of Common Stock equal to the fair market value of our Common Stock on the date that your stock option was granted and is contained in your option agreement. If the current fair market value of our Common Stock is greater than the exercise price of the shares of Common Stock in your option, you would have the opportunity to purchase Common Stock with a built-in gain at the time you exercise your option. The built-in gain would be equal to the difference in the value of the Common Stock on the day you exercise all or part of your options and the exercise price. However, if the current fair market value of our Common Stock is less than the exercise price of the shares of Common Stock in your option, you will be unable to realize any built-in gain upon exercise of your option. This is why we are offering you the opportunity to participate in our Stock Option Exchange Program. Your participation in this Offer is voluntary, and we will allow you to either keep your current Eligible Options at their current exercise price or cancel those Eligible Options in exchange for Replacement Options, which will be granted on the Replacement Option Grant Date (see Section 1).

Q3              What options may I exchange as part of this program?

A3 We are offering to exchange Eligible Options that are currently outstanding under any of our Option Plans that are held by our employees, or by employees of one of our subsidiaries, subject to the eligibility requirement described below (see Section 1). Options granted under our Employee Stock Purchase Plan are not subject to this Offer. In addition, Common Stock, whether issued based upon the exercise of options or acquired through our Employee Stock Purchase Plan, is not eligible to participate in the Offer.

                Eligible Options are options that were granted to you under the Option Plans referred to above and that have an exercise price which is not less than 110% of the closing sale price of the Common Stock, as quoted on NASDAQ on the trading day immediately preceding the Expiration Date (as defined below), unless you are an executive officer or employee director, in which case the exercise price of your options must be not less than 120% of the closing sale price on the trading day immediately preceding the Expiration Date.

                Example 1: If the closing sale price of the Common Stock as quoted on NASDAQ on the trading day immediately preceding the Expiration Date is $12.00, then options held by executive officers or employee directors must have an exercise price of at least $14.40 in order to be exchanged in the Offer, whereas options held by all other eligible employees must have an exercise price of at least $13.20 in order to be exchanged in the Offer.

Q4              Are there conditions to the Offer?

A4 The Offer is subject to a number of conditions, including the conditions described in Section 7. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q5 Are there any eligibility requirements that I must satisfy in order to receive the Replacement Options?

A5 You must be one of our employees or an employee of one of our subsidiaries on the Expiration Date, and you must remain continuously employed through the Replacement Option Grant Date (employees on short-term paid leaves of absence, whether paid directly by the Company or by third-party insurers, will be considered employees for the purposes of this Offer) (see
                Section 6). If you are not an employee on the Expiration Date, or if you are a non-employee director, you will not be eligible to exchange any Eligible Options and any election you may have made will not be accepted by us. If you do not remain an employee through the Replacement Option Grant Date and your Eligible Options were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated. In addition if you are an employee, but do not reside in the United States, China, Finland, France, Germany, Hong Kong, India, Israel, Italy, Japan, Mexico, Spain or the United Kingdom, you will not be eligible to exchange any Eligible Options.

Q6 If I am an employee based in a jurisdiction outside the United States, are there any special conditions or eligibility requirements that I must satisfy in order to participate in the Offer? Is it possible that the grant of Replacement Options may be delayed beyond the Replacement Option Grant Date due to local laws, such as securities laws?

A6 Certain of the jurisdictions outside of the United States may require specific securities or other regulatory approvals. In addition, the tax consequences of the exchange of Eligible Options may differ from one jurisdiction to another. We refer you to Sections 7, 12 and 14 for a discussion of these matters.

THE BASICS OF THE STOCK OPTION EXCHANGE PROGRAM

Q7              How does the Offer work?

A7 From May 22, 2002 until 5:00 p.m., New York City time, on the Expiration Date, you may decide to exchange any or all of your Eligible Options on a grant by grant basis for Replacement Options, which will be granted on the Replacement Option Grant Date. If you wish to accept this Offer, you must exchange all of your Eligible Options on a grant by grant basis. With respect to each grant, you cannot exchange part of any particular Eligible Option grant and keep the balance; you may either retain or exchange all unexercised options that are subject to each particular Eligible Option grant. The number of shares of our Common Stock underlying the Replacement Options will be less than the number of shares underlying your Eligible Options at a ratio of 0.85 to 1 (see Section 1).

Q8              When will I be granted my Replacement Options?

A8 You will be granted your Replacement Options on the Replacement Option Grant Date. We will distribute the Replacement Option agreements following the Replacement Option Grant Date (see
                Section 6).

Q9 Why won't I be granted my Replacement Options immediately after the Expiration Date of the Offer?

A9 In order to avoid negative accounting consequences to our financial statements that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date. Furthermore, the approval we received from our shareholders for this Offer (on February 25, 2002) also requires us to wait six months and one day after the Expiration Date before granting Replacement Options. Therefore, you will not be granted your Replacement Options until the Replacement Option Grant Date. Similarly, if you participate in the Offer, you will not be eligible to be granted any new options until the Replacement Option Grant Date. (see Sections 6 and 7).

VESTING, EXERCISE PRICE AND TERM OF REPLACEMENT OPTIONS

Q10             What is the exercise price for the Replacement Options?

A10 The exercise price of your Replacement Options will be the fair market value of our Common Stock on the Replacement Option Grant Date. The fair market value of our Common Stock on the Replacement Option Grant Date will be the closing price of our Common Stock as reported on NASDAQ on the Replacement Option Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options you exchanged. Therefore, we recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to participate in the Offer (see Section 9).

Q11             How long is the option term of the Replacement Options?

A11 All Replacement Options will have a term equal to the remaining term of the corresponding cancelled Eligible Option. However, if your employment with us is terminated, the option expiration term may be shortened in accordance with the terms of the Option Plans (see Section 9).

Q12             How will my Replacement Options vest?

A12 Each Replacement Option will have the same vesting schedule as the corresponding Eligible Option, except that all Replacement Options replacing cancelled Eligible Options that either (i) have vested or will become vested on or before 5:00 p.m., New York City time, on the Expiration Date or (ii) were scheduled to vest through the six-month anniversary of the Replacement Option Grant Date, will vest on the six-month anniversary of the Replacement Option Grant Date (subject to any announced policy of our Board of Directors relating to accelerated vesting). Consequently, all Eligible Options that have vested or would have vested prior to the six-month anniversary of the new Replacement Option Grant Date will vest under the Replacement Option on the six-month anniversary of the Replacement Option Grant Date. All Replacement Options will be exercisable upon vesting.

Q13 What if my employment is terminated after I elect to exchange my Eligible Options in this program?

A13 Your rights in the event that you are no longer employed by us at any time with respect to the Offer are as follows:

        o If your employment terminates for any reason prior to the Expiration Date, then your Eligible Options that you elect to exchange in the Offer will not be exchanged or cancelled in the Offer, and your rights with respect to these and any other of your other options will continue to be governed by the provisions of the Option Plans under which they were granted;

        o If your employment terminates for any reason after the Expiration Date, but before your Replacement Options are granted to you on the Replacement Option Grant Date, then your Eligible Options that you elect to exchange will have been cancelled and you will not receive them back nor will you receive anything in exchange for them.



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

        o If your employment terminates after the Replacement Option Grant Date, you will already have been granted your Replacement Options and your rights with respect to those options will be governed by the provisions of the Option Plans under which the options they replace were granted. However, regardless of the provisions of those Option Plans (but subject to any announced policy of our Board of Directors relating to accelerated vesting), no Replacement Options will vest during the first six months after the Replacement Option Grant Date, and therefore if your employment terminates before the six month anniversary of the Replacement Option Grant Date, then your Replacement Options will terminate.

        o For further information on the effects of any termination of your employment, see Sections 1, 9 and 13.

HOW THE OPTION CANCELLATION AND EXCHANGE WORKS

Q14 If I exchange my Eligible Options, how many shares of Common Stock will I be able to purchase under my Replacement Options?

A14 In order to determine the number of shares of Common Stock that will be subject to a Replacement Option, you must multiply the number of shares subject to your Eligible Option by 0.85 with the result being rounded up to the next whole share.

                Example 2: Employee exchanges Eligible Options to purchase 113 shares. The product of 0.85 and 113 is 96.05 (0.85 x 113 = 96.05). Since the product is always rounded up to the nearest whole share, the employee's Replacement Option will be exercisable for 97 shares.

Q15 If I elect to exchange my Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

A15 If you have more than one Eligible Option grant, then you may exchange any or all of them on a grant by grant basis. You cannot, however, exchange only some Eligible Options from any particular grant of Eligible Options. If you elect to exchange any particular grant of Eligible Options, you must exchange all unexercised options that are subject to that grant of Eligible Options. An election to exchange less than all of your options from any individual grant of Eligible Options will not be accepted. (see Section 1).

                Example 3: Employee has two Eligible Option grants of 1,000 shares each. The employee could elect to participate in the program with respect to one or both of those 1,000 share grants, but could not elect to participate with respect to a fraction of a grant.

Q16 What if my Eligible Options are not currently vested? Can I exchange them?

A16 Yes. Your Eligible Options do not need to be vested in order for you to participate in the Offer. You may exchange vested, unvested or partially vested options.

Q17 Can I exchange the remaining portion of an Eligible Option grant that I have partially exercised?

A17 Yes. However, only unexercised options underlying an Eligible Option grant may be exchanged and you must elect to exchange all remaining unexercised options that are subject to that Eligible Option grant (see Section 1).

Q18 If I elect to exchange any Eligible Option grant as part of the Offer, are any of my other options affected?

A18             No.

THE DURATION OF THIS OFFER

Q19 How long will this Offer remain open?

A19 Presently, the Offer is scheduled to begin on May 22, 2002, and to remain open until 5:00 p.m., New York City time, on the Expiration Date. We have no plans to postpone the Expiration Date beyond June 20, 2002. However, if we do postpone the Expiration Date, you will be notified of the postponement. If we postpone the Expiration Date, we will announce the postponement no later than 5:00 p.m., New York City time, on June 20, 2002 (see Section 15).

Q20 If the Expiration Date is postponed, how does the postponement impact the date on which my Replacement Options will be granted?

A20 If we postpone the Expiration Date, the Replacement Option Grant Date will be postponed to a day that is at least six months and one day after the postponed Expiration Date.

TAX STATUS OF REPLACEMENT OPTIONS; TAX CONSIDERATIONS

Q21 Will My Replacement Options be incentive stock options or nonqualified stock options for United States federal income tax purposes?

A21 It is our intention to grant incentive stock options to all participants in the Offer to the extent permitted by the Code. It is possible, however, that a portion of the Replacement Options granted to some or all of the participants in the Offer will be required by the Code to be classified as nonqualified stock options. The extent to which any participant will not be granted Replacement Options which are classified for federal income tax purposes as incentive stock options will not be known until the Replacement Option Grant Date, as this determination is affected by the exercise price of the Replacement Options which will not be known until that date.

Q22 In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A22 An employee generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price. The ordinary income recognized with respect to the receipt of Common Stock upon exercise of a nonqualified stock option will be subject to both wage withholding and other employment taxes. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the fair market value of the Common Stock on the date of exercise will generally be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

                The exercise of an incentive stock option generally does not give rise to federal income tax to the employee, provided that
                (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by us or one of our subsidiaries from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an incentive stock option after the requisite periods referred to in clause (ii) above, the incentive stock option will be treated as a nonqualified stock option. Further, if after exercising an incentive stock option, an employee disposes of the Common Stock so acquired more than two years from the date of grant (which, in the case of a Replacement Option, is the Replacement Option Grant Date and not the grant date of the Eligible Option which it replaced) and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such incentive stock option (the "applicable holding period"), the employee will generally recognize long term capital gain or loss equal to the difference, if any, between the sale price and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period--thereby making a "disqualifying disposition"--the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is


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

                a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

Q23 Will I have to pay taxes if I exchange my Eligible Options in the Offer?

A23 You should read Section 14 for discussions of some of potential tax consequences of participating in the Offer in each jurisdiction in which we are making the Offer. You should consult with your own tax advisor to determine the specific tax consequences and social insurance contribution considerations relevant to your participation in the Offer (see GENERAL DISCUSSION OF THE STOCK OPTION EXCHANGE PROGRAM and Section 14).

HOW TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS

Q24             What do I need to do to exchange my Eligible Options?

A24 Beginning on May 22, 2002, you may complete the Election Form and submit it via sealed interoffice mail or fax to the contact person for your location listed in the following table so that it is received no later than 5:00 p.m., New York City time, on the Expiration Date:

         -------------------------------- ----------------------- ------------------------------------------

         Location                         Contact Person          Contact Information
         --------                         --------------          -------------------
         -------------------------------- ----------------------- ------------------------------------------
         Israel-based Comverse employees  Avital Pomerantz        Location: Tel Aviv, Israel
                                                                  Building: Comverse 2, Room 207
                                                                  Fax Number:  972-3-765-5269
         -------------------------------- ----------------------- ------------------------------------------

         US and Mexico -based Comverse    Barbara Conley          Location:  Wakefield, MA
         employees                                                Building:  WK 100
                                                                  Fax Number: 781-224-8135
         -------------------------------- ----------------------- ------------------------------------------

         Remaining eligible               Fran Rail               Location:  Woodbury, NY
         participants, regardless of                              Building:  1 Crossways Pkwy
         location or company                                      Fax Number:  516-677-7323
         -------------------------------- ----------------------- ------------------------------------------

                Additional specific instructions regarding where and to whom you should return your signed Election Form is included on your individual Election Form.

                Your signed Election Form must be received by the contact person for your location listed above no later than 5:00 p.m., New York City time, on the Expiration Date. If you wish to decline this Offer, we still request that you complete, sign and submit your

                Election Form, checking the box that states "I decline to participate in the Exchange program."

Q25             What is the deadline to elect to participate in the Offer?

A25 You must submit your Election Form by 5:00 p.m., New York City time, on the Expiration Date. (see Section 4).

Q26             Can I change my election?

A26 Yes. You may change your election at any time before 5:00 p.m., New York City time, on the Expiration Date. You may revise your Election Form by submitting a revised Election Form to the contact person for your location listed in the answer to question 24 above. Your signed Election Form must be received by the contact person for your location no later than 5:00 p.m., New York City time, on the Expiration Date. There is no limit to the number of times you can change your election prior to the deadline. However, the last Election Form you submit prior to the deadline will be the one that governs your election.

Q27 What will happen if I don't turn in my form by the Expiration Date of June 20, 2002?

A27             If you miss this deadline, you cannot participate in the Offer.

Q28             What if I don't accept this Offer?

A28 This Offer is completely voluntary. You do not have to participate and there are no penalties for electing not to participate in this Offer.

MISCELLANEOUS AND MORE INFORMATION

Q29             Where do I go if I have additional questions about this Offer?

A29 You should e-mail questions about this Offer or requests for assistance in completing the related documentation to stock_exchange_program@comverse.com (please be sure to include a phone number where you can be reached).

                                    THE OFFER

1.       TERMS OF THE OFFER; NUMBER OF OPTIONS; EXPIRATION DATE.

         We are offering to grant Replacement Options in exchange for Eligible Options held by our employees (including those of our subsidiaries) resident in the United States, China, Finland, France, Germany, Hong Kong, India, Israel, Italy, Japan, Mexico, Spain and the United Kingdom. Employees on short-term paid leaves of absence, whether paid directly by the Company or by a third-party insurer, will be considered employees for the purposes of this Offer. We have excluded employees resident in other countries. In addition, our directors who are not also our employees (or employees of our subsidiaries) will not be eligible to participate in the Offer. Participation in the Offer is voluntary.

         Please refer to your personal Election Form, which you will be receiving shortly via the Company's interoffice mail system, for a listing of all of your options granted to you under the Company's Option Plans. Eligible Options are all the outstanding options that were granted under the Option Plans that have an exercise price which is not less than 110% (or in the case of options held by executive officers and employee directors, 120%) of the closing sale price of the Common Stock, as quoted on NASDAQ on the trading day immediately preceding the Expiration Date.

         To illustrate which options would be Eligible Options, if the closing sale price of our Common Stock as quoted on NASDAQ on the trading day immediately preceding the Expiration Date is $12.00, for example, then options held by executive officers or employee directors must have an exercise price of at least $14.40 in order to be Eligible Options, whereas options held by all other eligible employees must have an exercise price of at least $13.20 in order to be Eligible Options.

         It is our intention to grant incentive stock options to all participants in the Offer to the extent permitted by the Code. It is possible, however, that a portion of the Replacement Options granted to some or all of the participants in the Offer will be required by the Code to be classified as nonqualified stock options. The extent to which any participant will not be granted Replacement Options which are classified for federal income tax purposes as incentive stock options will not be known until the Replacement Option Grant Date, as this determination is affected by the exercise price which will not be known until that date. For a detailed discussion on the consequences of these designations, see Section 14. As of April 30, 2002, there were options to purchase an aggregate of 31,291,024 shares of our Common Stock outstanding under the Option Plans.

         You may exchange one or more of your Eligible Options grants; but if you elect to exchange any Eligible Option grant, you must exchange all Eligible Options that were part of that same grant. Our Offer is subject to the terms and conditions described in this Offer. We will only accept Eligible Options that are properly exchanged and not validly withdrawn in accordance with Section 6 of this Offer before the Offer expires on the Expiration Date.

         The Replacement Options will be granted on the Replacement Option Grant Date. As explained in detail below, the number of shares underlying the Replacement Options will be less than the number of shares underlying your Eligible Options.

         The exercise price of the Replacement Options will be the closing price of our Common Stock as reported by NASDAQ on the Replacement Option Grant Date. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer.

         The exchange ratio is 0.85 shares of Common Stock underlying each Replacement Option for each share of Common Stock underlying the corresponding cancelled Eligible Option. In order to determine the number of shares that will be subject to a Replacement Option, you must multiply the number of shares subject to your corresponding Eligible Option by 0.85, and if this product results in a fractional share, round up the result to the next whole share.

         The number of shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

        If your employment with us or one of our subsidiaries terminates after you elect to exchange your options but prior to the Expiration Date, you are not eligible to participate in the Offer. If, for any reason, you are not employed by us or one of our subsidiaries from the Expiration Date through the Replacement Option Grant Date, you will not be granted any Replacement Options or any other consideration in exchange for your Eligible Options that have been exchanged. In addition, since your Replacement Options will not vest before the six month anniversary of the Replacement Option Grant Date, if your employment with us or one of our subsidiaries terminates after the Replacement Option Grant Date but prior to the six month anniversary of the Replacement Option Grant Date, then your Replacement Options will terminate (subject to any announced policy of our Board of Directors relating to accelerated vesting). Participation in this Offer does not confer upon you the right to remain employed by us or any of our subsidiaries.

         Generally, all Replacement Options will be issued under the same Option Plan as the corresponding Eligible Option pursuant to the terms of that Option Plan except as otherwise provided herein. If you are an employee resident outside of the United States, additional terms and conditions may be applicable to your Replacement Options.

         See Section 15 for a description of our rights to extend, delay, terminate and amend the Offer. We will publish a notice if we decide to amend, extend or terminate the Offer.

2.       PURPOSE OF THE OFFER.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

         Our Board of Directors and our shareholders have approved this Offer. We do not know if the Replacement Options will have a lower exercise price than the Eligible Options. We recognize that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

3.       FUTURE PLANS.

         We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures and the purchase or sale of assets. Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

        (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

        (b) any sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        (c) any material change in our present dividend policy, or our indebtedness or capitalization;

        (d) any change in our management, including a change to the material terms of employment of any executive officer;

        (e) any change in our present Board of Directors, including a change in the number or term of directors or to fill any existing Board of Directors vacancies;

        (f) any other material change in our corporate structure or business;

        (g) our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

        (h) our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

        (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

        (j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

4.       PROCEDURES.

         Making Your Election. You will receive your Election Form via the Company's interoffice mail system. Beginning on May 22, 2002, you may submit your signed completed Election Form via sealed interoffice mail or fax to the contact person for your location listed in the following table so that it is received by us no later than 5:00 p.m., New York City time, on the Expiration
Date:

      ------------------------------- ----------------------- ------------------------------------------

      Location                        Contact Person          Contact Information
      --------                        --------------          -------------------
      ------------------------------- ----------------------- ------------------------------------------
      Israel-based Comverse           Avital Pomerantz        Location: Tel Aviv, Israel
      employees                                               Building: Comverse 2, Room 207
                                                              Fax Number:  972-3-765-5269
      ------------------------------- ----------------------- ------------------------------------------

      US and Mexico -based Comverse   Barbara Conley          Location:  Wakefield, MA
      employees                                               Building:  WK 100
                                                              Fax Number:  781-224-8135
      ------------------------------- ----------------------- ------------------------------------------

      Remaining eligible              Fran Rail               Location:  Woodbury, NY
      participants, regardless of                             Building:  1 Crossways Pkwy
      location or company                                     Fax Number:  516-677-7323
      ------------------------------- ----------------------- ------------------------------------------

         Your signed Election Form must be received by the contact person for your location no later than 5:00 p.m., New York City time, on the Expiration Date. If you wish to decline this Offer, we still request that you complete, sign and submit your Election Form, checking the box that states "I decline to participate in the Exchange program." If you do not submit an Election Form prior to the Expiration Date, or if you submit an incomplete or incorrectly completed form, you will be considered to have rejected the Offer.

         You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements upon our request.

         The delivery of the Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

         Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Options or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

         Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer. Upon our acceptance of your properly exchanged Eligible Options (and not before then), a binding agreement between us and you will be formed on the terms and subject to the conditions of this Offer.

5.       CHANGE IN ELECTION.

         You may change your election at any time before 5:00 p.m., New York City time, on the Expiration Date. You may only change your election by following the procedures described in this Section 5.

         You may revise your Election Form by submitting a signed revised Election Form to the contact person for your location listed in Section 4 above. Your signed Election Form must be received by the contact person for your location before 5:00 p.m., New York City time, on the Expiration Date.

         The delivery of the revised Election Form and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

         On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Date, we will notify you of all Eligible Options properly exchanged. The Replacement Options will be granted on the Replacement Option Grant Date.

         The number of shares underlying the Replacement Options will be determined in accordance with the method set forth in Section 1 above. In addition, the number of shares underlying the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. If you are not employed by us or one of our subsidiaries on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or one of our subsidiaries as of the Expiration Date but are not employed continuously by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to be granted Replacement Options (employees on short-term paid leaves of absence, whether paid directly by the Company or by third-party insurers, will be considered employees for the purposes of this Offer).

         We will notify you if we reject your election to exchange your Eligible Options. If we do not notify you of a rejection, you may assume that on the Expiration Date your properly executed and delivered Election Form has been accepted. After the Expiration Date, we will provide you with a letter confirming our acceptance of your Eligible Options, stating the number of Replacement Options that we will grant to you.

7.       CONDITIONS OF THE OFFER.

         If at any time on or before the Expiration Date we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, we will not be required to accept any Eligible Options that you elect to exchange and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, including for, but not limited to, the following reasons:

        o there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer, the issuance of new options, or otherwise relates in any manner to this Offer or that, in our reasonable judgment, could materially and adversely affect our or any of our subsidiaries' business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this Offer to us;

        o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

                (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

                (c) materially impair the benefits we believe we will receive from the Offer; or

                (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

        o       there is:

                (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

                (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

                (c) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                (d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                (e) any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our or any of our subsidiaries' business, condition (financial or other), operations or prospects or on the trading in our Common Stock;

                (f) any change in the general political, market, economic or financial conditions in the United States or abroad, including without limitation, as a result of terrorist activities after the date hereof, that could have a material adverse effect on our or any of our subsidiaries' business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

                (g) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

                (h) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 22, 2002;

        o there has occurred any change in generally accepted accounting principles that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;

        o a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

                (a)     any person, entity or "group," within the meaning of
                        Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 22, 2002;

                (b)     any such person, entity or group that has filed a
                        Schedule 13D or Schedule 13G with the SEC on or before May 22, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

                (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

        o any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

         If you are an employee resident in the United Kingdom, we and our subsidiaries will require that you enter into a joint election which will provide that you will pay the Company's portion of any National Insurance Contribution ("NIC") liability arising on the exercise of any Replacement Options which may be granted to you. You may wish to take this into consideration when deciding whether to exchange your Eligible Options. You will ordinarily be entitled to deduct the NIC payments you make under such joint election for the purposes of calculating the amount of the gain subject to United Kingdom income tax on the exercise of the Replacement Options.

         As a condition of participating in the Offer, you consent to the collection, use, processing and transfer of personal data as described in this paragraph. You understand that the Company and its subsidiaries (including your employer) hold certain personal information about you, including your name, home address and telephone number, date of birth, national identity number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all stock options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Offer ("Data"). You further understand that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Offer, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Offer. You understand that these recipients may be located within and outside your country of residence. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Offer, including any requisite transfer of such Data as may be required for the administration of the Offer and/or the subsequent holding of shares of stock on your behalf, to a broker or other third party with whom you may elect to deposit any options that you are granted as a result of the Offer, or any shares of stock purchased upon the exercise of those options. You understand that you may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the appropriate contact person for your location as listed in Section 4 above. You understand that withdrawal of consent will, however, affect your ability to exercise the options or realize benefits from participating in the Offer.

         If you participate in the Offer, you will not be eligible to be granted any new options until the Replacement Option Grant Date.

         The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

         Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 7 will be final and binding upon everyone.

8.       PRICE RANGE OF COMMON STOCK.

         The Eligible Options to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an option that we granted, the optionholder becomes an owner of our Common Stock. Our Common Stock is quoted on NASDAQ under the symbol "CMVT." The following table shows, for the periods indicated, the high and low closing prices per share of our Common Stock, as reported on NASDAQ, for the past two years. All prices have been adjusted to reflect the three-for-two stock split, effected in the form of a stock dividend, distributed on April 15, 1999, and the two-for-one stock split, effected in the form of a stock dividend, distributed on April 3, 2000.

        Quarter ended                       High             Low
--------------------------------------------------------------------------------
      Fiscal year 2002
           April 30, 2002            $      20.74      $     11.68

      Fiscal year 2001
           January 31, 2002                26.93             19.14
           October 31, 2001                29.87             15.90
           July 31, 2001                   74.11             24.78
           April 30, 2001                 113.13             45.82

      Fiscal year 2000
           January 31, 2001               121.63             86.19
           October 31, 2000               114.81             76.06
           July 31, 2000                  102.75             65.25

         As of May 15, 2002, the last reported sale price of our Common Stock, as reported by NASDAQ, was $12.28 per share.

         We do not know whether the Replacement Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Options.

9.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

         Consideration. The sole consideration that you will receive for the exchange of your Eligible Options will be the grant of the Replacement Options as provided in this Offer. Your Replacement Options will be exercisable for the number of shares of Common Stock determined in accordance with the method summarized in Section 1. The number of shares of Common Stock to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

         The exercise price of the Replacement Options will be the closing price of our Common Stock as reported by NASDAQ on the Replacement Option Grant Date. We do not know what the exercise price of the Replacement Options will be, and therefore, we cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept the Offer is an individual one that should be based on a variety of factors. You should consult with your personal advisors to determine the specific financial and tax consequences relevant to your participation in the Offer.

         As of April 30, 2002, the closing sale price of our Common Stock as quoted on NASDAQ was $12.03 per share, and options to purchase an aggregate of 31,291,024 shares of our Common Stock were outstanding under our Option Plans. Of these, options to purchase an aggregate of 24,094,138 shares had exercise prices in excess of 110% of $12.03 ($13.23). If we were to receive and accept the exchange of all of these options, we would grant Replacement Options to purchase a total of approximately 20,480,017 shares of our Common Stock.

         Vesting. Each Replacement Option will have a term equal to the remaining term of the corresponding Eligible Option, subject to earlier termination in accordance with the Option Plans in the event of termination of employment. Each Replacement Option will have the same vesting schedule as the corresponding Eligible Option, except that all Replacement Options replacing Eligible Options that either (i) have vested or will become vested on or before the Expiration Date or (ii) were scheduled to vest through the six-month anniversary of the Replacement Option Grant Date, will vest on the six-month anniversary of the Replacement Option Grant Date (subject to any announced policy of our Board of Directors relating to accelerated vesting). Consequently, all Eligible Options that are exchanged in the Offer that have vested or would have vested through the six-month anniversary of the Replacement Option Grant Date will vest under the Replacement Option on the six-month anniversary of the Replacement Option Grant Date. All Replacement Options will be exercisable upon vesting.

         Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein. However, the type of security and the number of shares underlying each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's securities in an acquisition transaction, you may be granted options for more or fewer of the acquiror's securities than the number of shares of Common Stock subject to the Eligible Options that you exchange.

         Generally, all Replacement Options will be issued under the same Option Plan as the corresponding Eligible Option pursuant to the terms of that Option Plan. If you are an employee resident outside of the United States, additional terms and conditions may be applicable to your Replacement Options.

         The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to be granted any future grants of options or benefits in lieu of options.

         Termination of Employment. Participation in this Offer does not confer upon you the right to remain employed by us or any of our subsidiaries. Your rights in the event that you are no longer employed by us or any of our subsidiaries at any time with respect to the Offer are as follows:

         o On or Prior to the Expiration Date - If, for any reason, your employment with us or one of our subsidiaries terminates after you elect to exchange your options but prior to the Expiration Date, you are not eligible to participate in the Offer. Therefore, any options that you elected to exchange will not be exchanged or cancelled in the Offer, and your rights with respect to all of your options will continue to be governed by the provisions of the Option Plans under which they were granted.

         o From the day after the Expiration Date through the Replacement Option Grant Date - If, for any reason, your employment with us or one of our subsidiaries terminates from the day after the Expiration Date through the Replacement Option Grant Date, your Eligible Options that you elect to exchange will have been cancelled and will not be returned to you, and you will not be granted any replacement options or any other consideration in exchange for them. This means that if you die, become disabled, retire or resign, with or without good reason, or we terminate your employment, with or without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Options that you exchanged and we cancelled.

         o After the Replacement Option Grant Date - If your employment with us or one of our subsidiaries terminates after the Replacement Option Grant Date, you will already have been granted your Replacement Options and your rights with respect to those options will be governed by the provisions of the Option Plans under which the options they replace were granted. However, regardless of the provisions of those Option Plans (but subject to any announced policy of our Board of Directors relating to accelerated vesting), no Replacement Options will vest during the first six months after the Replacement Option Grant Date, and therefore if your employment terminates before the six month anniversary of the Replacement Option Grant Date, then your Replacement Options will terminate.

         Registration of Option Shares. All shares of Common Stock issuable upon exercise of Replacement Options, have been registered under the 1933 Act on a Registration Statement on Form S-8 filed with the SEC. Unless you are restricted by our insider trading policy or considered an "affiliate" of ours under the 1933 act, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

         Our statements in this Offer concerning the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the respective Option Plans, each of which is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 30, 2002, our executive officers and directors (12 persons), as a group, held outstanding option awards to purchase a total of 8,544,144 shares of our Common Stock. Of these options, all that are held by executive officers and employee directors (6 persons) and have an exercise price of not less than 120% of the closing sale on the trading day immediately preceding the Expiration Date may be exchanged in this Offer.

         The following table sets forth the ownership of each of our executive officers and directors of options outstanding as of April 30, 2002.

-------------------------------------------------------------------------------
                                 Number of Options to      Percentage of Total
    Name of Beneficial Owner     Purchase Common Stock     Options Outstanding
    ------------------------     ---------------------     -------------------
Kobi Alexander*                        5,354,736               17.11%

Itsik Danziger*                          770,000                2.46

Zeev Bregman*                            782,500                2.50

Dan Bodner*                               67,500                0.22

David Kreinberg*                         346,560                1.11

William F. Sorin*                        175,752                0.56

Zvi Alexander                             88,000                0.28

John H. Friedman                         113,000                0.36

Francis E. Girard                        610,896                1.95

Ron Hiram                                 54,000                0.17

Sam Oolie                                 92,000                0.29

Shaula A. Yemini                          89,200                0.29
-------------------------------------------------------------------------------

* Eligible to participate in the offer as an executive officer or employee director.

         Except for the foregoing, we have not and, to the best of our knowledge, none of our directors or executive officers or any affiliates of ours, has engaged in transactions involving options to purchase our Common Stock or in transactions involving our Common Stock during the past 60 days. In addition, except as otherwise described above, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

         During the past 60 days, (i) we have not granted any options to purchase shares of our Common Stock and (ii) our executive officers or employee directors have not exercised any options to acquire shares of Common Stock.

11.      STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER.

         Many of our optionholders hold options with exercise prices significantly higher than the current market price of our Common Stock. We believe it is in our best interest to offer optionholders an opportunity to more effectively participate in the potential growth in our stock price. However, if we immediately exchange existing options for options with lower exercise prices, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired. Furthermore, the approval we received from our shareholders for this Offer (on February 25, 2002) also requires us to wait at least six months and one day after the Expiration Date before granting Replacement Options.

         Eligible Options that have been granted under the Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those Eligible Options will be returned to the pool of shares available for grants of new awards or options under various option plans without further stockholder action, except as required by applicable law or NASDAQ rules or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options or Replacement Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 7.

         In addition, with respect to our employees resident in Israel, we have obtained an exemption, under Section 15D of the Israeli Securities Law of 1968, from the requirement to publish a prospectus in connection with the Offer.

13.      CERTAIN RISKS OF PARTICIPATING IN THE OFFER.

Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Certain Trends and Uncertainties" in the Company's annual report on Form 10-K filed April 30, 2002 highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, along with the accompanying Election Form for a fuller discussion of the risks that may apply to you before deciding to participate in the Offer.

o Participation in the Offer will make you ineligible to be granted any new option grants until December 23, 2002 at the earliest.

         Employees are generally eligible to be granted options at any time that our Board of Directors or Stock Option Remuneration Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to be granted any new options until the Replacement Option Grant Date. Not participating in the Offer, however, is still no guarantee that you will be granted any new options in that period.

o If the stock price increases after the date your options that you elect to exchange are cancelled, your cancelled options could be worth more than the Replacement Options that you were granted in exchange for them.

         For example, if you cancel Eligible Options with a $20 exercise price, and our Common Stock appreciates to $30 when the grants of Replacement Options are made, your Replacement Options will have higher exercise prices than the cancelled Eligible Options.

o If you elect to exchange any Eligible Options, you will receive less shares under the Replacement Options than you had under the cancelled Eligible Options.

         Under the terms of the Offer, for each share of Common Stock underlying the Eligible Options you elect to cancel, you will receive 0.85 shares under the Replacement Option, rounded up to the nearest whole share.

o If your employment terminates for any reason (including, without limitation, death, termination with cause, termination without cause, resignation, and reduction in workforce) after the Expiration Date but prior to the grant of the Replacement Options, you will not be granted Replacement Options nor will your cancelled Eligible Options be returned to you.

         Once your Eligible Options are cancelled, they will have been eliminated completely. Accordingly, if your employment terminates for any reason after the Expiration Date but prior to the grant of the Replacement Options, you will have the benefit of neither the cancelled Eligible Options nor any Replacement Options.

o If your employment terminates for any reason (including, without limitation, death, termination with cause, termination without cause, resignation, and reduction in workforce, but subject to any announced policy of our Board of Directors relating to accelerated vesting) after the Replacement Option Grant Date but before the six month anniversary of the Replacement Option Grant Date, your Replacement Options will terminate.

         If your employment terminates after the Replacement Option Grant Date, you will already have been granted your Replacement Options and your rights with respect to those options will be governed by the provisions of the Option Plans under which the options they replace were granted. However, regardless of the provisions of those Option Plans (but subject to any announced policy of our Board of Directors relating to accelerated vesting), Replacement Options will not vest during the first six months after the Replacement Option Grant Date. Therefore, if your employment terminates before the six month anniversary of the Replacement Option Grant Date, then your Replacement Options will terminate (whereas the Eligible Options you exchanged for them might already have vested and been exercisable by then).

14.      MATERIAL TAX CONSEQUENCES.

         The following is a general summary of the likely material tax consequences of the exchange of Eligible Options under the Offer. It does not address all tax consequences associated with your ownership of any of our options in general. Furthermore, it does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Please note that tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. It is strongly recommended that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer. This summary is provided for your use without liability or responsibility on the part of the Company.

         U.S. Federal Income Tax Consequences and Considerations

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. Please note that this section does not address any state or local tax consequences.

         We do not believe that you should be required to recognize income for federal income tax purposes as a result of your participation in the Offer.

         It is our intention to grant incentive stock options to all participants in the Offer to the extent permitted by the Code. It is possible, however, that a portion of the Replacement Options granted to some or all of the participants in the Offer will be required by the Code to be classified as nonqualified stock options. The extent to which any participant will not receive Replacement Options which are classified for federal income tax purposes as incentive stock options will not be known until the Replacement Option Grant Date, as this determination is affected by the exercise price which will not be known until that date.

         Incentive Stock Options. Incentive stock options granted under the Option Plans are intended to meet the definitional requirements of Section 422(b) of the Code, for "incentive stock options." An employee who receives an incentive stock option does not recognize any taxable income upon the grant of such incentive stock option. Similarly, the exercise of an incentive stock option generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by us or one of our subsidiaries from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an incentive stock option after the requisite periods referred to in clause (ii) above, the incentive stock option will be treated as a nonqualified stock option and will be subject to the rules set forth below under the caption "Nonqualified Stock Options." Further, if after exercising an incentive stock option, an employee disposes of the Common Stock so acquired more than two years from the date of grant (which, in the case of a Replacement Option, is the Replacement Option Grant Date and not the grant date of the Eligible Option which it replaced) and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such incentive stock option (the "applicable holding period"), the employee will generally recognize long term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period--thereby making a "disqualifying disposition"--the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

         Nonqualified Stock Options. Non-qualified stock options granted under the Option Plans are options that do not qualify as incentive stock options. An employee who receives a nonqualified stock option will not recognize any taxable income upon the grant of such nonqualified stock option. However, the employee generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. The Ordinary income recognized with respect to the exercise of a nonqualified stock option will be subject to both wage withholding and other employment taxes.

         Income Tax Consequences and Considerations in China

         You will not be subject to tax when the Eligible Options are cancelled or when the Replacement Options are granted. Further, you will not be subject to tax when the Replacement Options vest (you may elect to pay any notional amount if you leave China). You are responsible for paying over to your local State Tax Bureau any tax when due.

         You will not be subject to tax when the Eligible Options are canceled or when the Replacement Options are granted. Further, you will not be subject to tax when the Replacement Options vest. When you exercise the Replacement Options, you will be subject to China income tax on the difference between the fair market value of the shares of Common Stock on the date of exercise and the option exercise price. You will be liable for taxes on such income as salary and wages during the relevant tax-filing period. When you sell the shares, you should declare the difference between the selling price and the fair market value of the shares of Common Stock on the date of exercise as income from the transfer of securities, if you remain a China domiciliary for tax purposes at the time.

         Income Tax Consequences and Considerations in Finland

         According to Section 66.3 of the Finnish Income Tax Act, the taxable moment in stock options is the time of exercise of the stock option. The exchange of Eligible Options for Replacement Options under the Offer may be considered an exercise. However, the exchange will not create any taxable income to employees in Finland, since the Replacement Options do not have any market value at the date of grant because they are not transferable and the exercise period will not have started at that stage. Thus, no taxable income will be received when the Eligible Options are exchanged for Replacement Options. Since employees will not be considered to have paid for the Eligible Options, no deductible loss is created either. Therefore, taxation of the stock option benefits will be postponed until the date of exercise of Replacement Options.

         Income Tax Consequences and Considerations in France

         The French tax authorities will consider the exchange of outstanding options as a new grant of options. The French tax and social security rules in force on the Replacement Option Grant Date will apply to the Replacement Options.

         We remind you that in order to benefit from favorable French tax and social security regimes, beneficiaries must comply with four year holding requirements. The four year holding period is calculated from the Replacement Option Grant Date to the date when shares acquired under the Replacement Option are sold. In the case where the minimum four year holding period is not met, any increase in the value between fair market value at the date of exercise and the option price is taxed as salary and subject to income tax at marginal rates, social security and CSG and CRDS taxes.

         Income Tax Consequences and Considerations in Germany

         According to the current case-law of the Federal Finance Court of Germany, neither the granting of stock options itself nor the first possible date to exercise a stock option is subject to German income tax, provided such options are not publicly traded. The exchange of an Eligible Option by a Replacement Option as such is not subject to German income tax, since neither the Eligible Options nor the Replacement Options are publicly traded. The difference between the exercise price and the fair market value of the Common Stock is subject to income tax as ordinary income when employees exercise their options. The applicable income tax may have to be withheld by the employer (not the entity that grants the option). When the stock is sold the additional capital gain will be the difference between the stock exchange value on the day the option was exercised and the sales price. Such gain is subject to a 50% tax break and remains completely tax free after a year has elapsed since the option was exercised (provided the seller holds no more than 1% of the equity).

         Income Tax Consequences and Considerations in Hong Kong

         Employees who are subject to Hong Kong taxes will not be subject to tax when the Eligible Options are cancelled or when the Replacement Options are granted. Further, you will not be subject to tax when the Replacement Options vest. When you exercise the Replacement Options, you will be subject to salaries tax on the difference between the fair market value of the shares of Common Stock on the date of exercise and the option exercise price. If you leave Hong Kong before you exercise the Replacement Options, you may elect to be taxed at the time of your departure on the notional gain as at that time. You are responsible for paying over to the Inland Revenue Department any tax due. Hong Kong does not tax capital gains, so you will therefore not be subject to Hong Kong tax when you sell your shares underlying your options.

         Income Tax Consequences and Considerations in India

         Under the Indian Income Tax Act, any benefit availed by an employee under any employee stock option plan is taxed under (a) Salary, as perquisites, and (b) Capital Gains.

         (a) Salary

         The conditions under which a benefit under an employee stock option plan will not be taxed under salary are discussed below:

         As per the Indian Income Tax Act, perquisites will not include "any value of the benefit provided by a company free of cost or at concessional rate to its employees by way of allotment of shares, debentures or warrants directly or indirectly under any employee stock option scheme or plan of the company offered to such employees provided it is in accordance with the guidelines issued in this behalf by the government."

         The employee stock option plan is required to be approved by the Income Tax Department if such exemption is to be availed. For this purpose, guidelines dated October 11, 2001 have been issued that need to be complied with. We intend to apply for such approval from the Income Tax Department. However, there is no guarantee that we will in fact complete such an application, and even a completed application may not be approved by the Income Tax department, in which case the difference between the purchase value and the market value at the time of issuance of shares will be considered as a perquisite and taxed as such.

         (b) Capital Gains

         Capital gains will arise when an employee sells the shares issued to him on exercise of the option. The difference between the purchase value at the time of exercise and the sale value will be treated as a capital gain and would be taxed accordingly. In case of an unapproved plan or scheme, such capital gains will arise on the difference between the perquisite value taxed as aforesaid and the sale price on disposal.

         Please note that the incidence of income tax in India depends upon your residence.

         Income Tax Consequences and Considerations in Israel

         This discussion is based on the Israeli Income Tax Ordinance [New Version], 1961 (the "Israeli Income Tax Ordinance"), and the rules, regulations and orders promulgated under it, as well as on administrative and judicial interpretations.

         The grant of the Replacement Options will be subject to a tax ruling received from the Israeli tax authorities with regard to our existing options, which will apply also to the Replacement Options. Under the tax ruling, the grant of the Replacement Options is not considered a taxable event and the option holder will not be liable for tax at the time of the grant. At the time of exercise of the options, the option holder will be subject to capital gains tax at his or her marginal tax rate. Under the tax ruling, the option holder may elect to have his or her marginal tax rate capped at 42.5%, which is a lower rate than the maximum marginal tax rate in Israel. The amount of capital gains recognized by the option holder, on which the capital gains tax will be imposed, is equal to the excess, if any, of the fair market value of the shares at the time of exercise, over the exercise price of such shares. The tax will be withheld and paid to the Israeli income tax authorities by a trustee.

         An option holder will have a tax basis in the shares purchased upon exercise of Replacement Options, which is equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling the shares issued upon the exercise of Replacement Options, the option holder generally will recognize capital gain in an amount equal to the difference between the sale proceeds and the option holder's tax basis in the shares. Under the Israeli Income Tax Order (Tax Rate on Capital Gain from Sale of Foreign Security), 1992, promulgated under the Israeli Income Tax Ordinance, these capital gains will be generally taxed at a rate of 35%.

         Income Tax Consequences and Considerations in Italy

         The exchange of Eligible Options in the Offer is not relevant for tax purposes in Italy, since the Eligible Options are going to be exchanged for options that cannot be transferred or assigned by the Italian employees (so called "non-transferable stock options"). As a consequence, since Italian employees will not be in the position to derive any income from the grant of Replacement Options on the Replacement Option Grant Date, this grant (even if made by means of an exchange) will not trigger any taxation in Italy.

         When the employees resident in Italy exercise options the difference between the actual purchase price and the fair market value of the shares issued upon the exercise thereof is considered compensation in kind. Such compensation is therefore qualified as employment income and subject to withholding tax and social security contributions. However, the difference between the fair market value of the shares and the purchase price will be exempt from taxation and social security contributions if the purchase price paid by the employee is not lower than the fair market value of the shares at the time of the grant of the option rights. Please note, according to guidelines issued by Italian Ministry of Finance, the "fair market value of a share traded on a stock exchange on the grant date of the option" is deemed to be the average of the stock exchange official prices of the latest month preceding the day of such grant, i.e., an amount equal to the average of the prices of the share on the stock market during the period between the grant date and the same day of the previous month.

         When the employees resident in Italy sell the shares, the gain (i.e., the net profit) realized will be subject to a 12.5% capital gains tax. The capital gains tax is assessed on the difference between the purchase price paid by the employee for the shares and the sale price received by the employee when the shares are sold. In the event the difference between the purchase price and the fair market value of the shares at the purchase date (i.e., the average of the prices of the latest month preceding the purchase date converted into Euros) has already been taxed as employment income, the capital gain will be calculated on the difference between the fair market value of the shares at acquisition and the selling price.

         Income Tax Consequences and Considerations in Japan

         Grants of equivalent status such as those under this Offer are not recognized as taxable income in Japan and you should not be required to recognize income for Japanese income tax purposes. Tax liabilities with regard to stock options in Japan only occur when options are exercised and/or when stock underlying options is sold. Therefore, the exchange of the Eligible Options for Replacement Options will have no tax effect.

         Income Tax Consequences and Considerations in Mexico

         Pursuant to Mexican Income Tax Law ("Ley del Impuesto Sobre la Renta"), you will not be subject to tax when Eligible Options are cancelled or when Replacement Options are granted. However, pursuant to Chapter V of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta, De los Ingresos por Adquisicion de Bienes), within 15 days from the date of the exercise of the Replacement Options, you will be required to make a provisional tax payment equivalent to 20% of the value of the Common Stock issued, and when filing your annual tax return, you will have to accrue this income with your other income and account for the authorized deductions. This provisional payment will be deducted of your annual tax return.

         Additionally, upon exercise of the Replacement Option you may receive income, which you agree is not part of your salary for any effect and, in particular, for the effects of Article 84 of the Mexican Federal Labor Law (Ley Federal del Trabajo), because it is not a compensation for the work you perform, but an incentive for your contribution to our worldwide growth.

         Income Tax Consequences and Considerations in Spain

         This analysis is based on the Spanish Personal Income Tax Law 40/1998, dated December 9, as amended and its regulations. The exchange of Eligible Options to purchase Common Stock for Replacement Options does not give rise to a taxable income at the time of the exchange because the options previously granted were not transferable. The taxable income will arise when the Replacement Options are exercised.

         Income Tax Consequences and Considerations in United Kingdom

         The receipt of the Replacement Options will not give rise to any liability for United Kingdom income taxes because the only consideration for the exchange is the Replacement Options. The receipt of Replacement Options will not be regarded as consideration paid for the exchange of the Eligible Options and consequently no liability for capital gains tax will arise from the exchange. When the Replacement Options are exercised, you will be liable for United Kingdom income taxes by reference to the open market value of the shares obtained upon exercise of the Replacement Options without regard to the value of the Eligible Options that were released.

         If you are an employee resident in the United Kingdom, we and our subsidiaries will require that you enter into a joint election which will provide that you will pay the Company's portion of any NIC liability arising on the exercise of any Replacement Options which may be granted to you. You will ordinarily be entitled to deduct the NIC payments you make under such joint election for the purposes of calculating the amount of the gain subject to United Kingdom income tax on the exercise of the Replacement Options.

15.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

         We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options that are elected to be exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

         Prior to the Expiration Date, we may postpone or terminate accepting and canceling any Eligible Options if any of the conditions specified in Section 7 occur. If we do so, we will announce the postponement and give oral or written notice of the postponement to the employees eligible to participate in the Offer. Our rights under this paragraph may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we either pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer.

         We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 5:00 p.m., New York City time, on the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

         If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

         o decrease what we will give you in exchange for your Eligible Options; or

         o decrease the number of Eligible Options to be exchanged in the Offer.

         If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such a decrease, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

         A business day means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

16.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person, to solicit holders of Eligible Options to participate in this Offer.

17.      ADDITIONAL INFORMATION.

         With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to exchange your options.

         We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

         (a) our Annual Report on Form 10-K for the year ended January 31, 2002, filed with the SEC on April 30, 2002;

         (b) our 1987 Stock Option Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (c) our 1994 Stock Option Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (d) our 1995 Stock Option Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (e) our 1996 Stock Option Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (f) our 1997 Stock Incentive Compensation Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (g) our 1999 Stock Incentive Compensation Plan (SEC file number 333-64182 (6/29/01, S-8));

         (h) our 2000 Stock Incentive Compensation Plan (SEC file number 333-64182 (6/29/01, S-8));

         (i) our 2001 Stock Incentive Compensation Plan (SEC file number 333-64182 (6/29/01, S-8));

         (j) Amarex Technology, Inc. 1996 Stock Option Plan (SEC file number 333-77201 (4/28/99, S-8))

         (k) Boston Technology, Inc. 1989 Stock Option Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (l) Boston Technology, Inc. 1994 Stock Incentive Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (m) Boston Technology, Inc. 1996 Amended and Restated Stock Incentive Plan (SEC file number 333-44429 (7/17/98, S-8 POS));

         (n) Exalink Ltd. Israeli Employee Stock Option Plan (SEC file number 333-48640 (10/26/00, S-8));

         (o) Exalink Ltd. 2000 U.S. Stock Option Plan (SEC file number 333-48640 (10/26/00, S-8)).

         (p) Gaya Software Industries Ltd. Share Option Plan (SEC file number 333-47502 (10/6/00, S-8));

         (q) InTouch Systems, Inc. Second Amended and Restated 1996 Stock Option Plan (SEC file number 333-85565 (8/19/99, S-8));

         (r) Loronix Information Systems, Inc. 1992 Stock Plan (SEC file number 333-43542 (8/11/00, S-8));

         (s) Loronix Information Systems, Inc 1995 Director Option Plan (SEC file number 333-43542 (8/11/00, S-8)); and

         (t) Loronix Information Systems, Inc. 1999 Nonstatutory Stock Option Plan (SEC file number 333-43542 (8/11/00, S-8));

The SEC file number for these filings is 0-15502. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                              450 Fifth Street, N.W
                        Suite 1400 Washington, D.C. 20549

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our Common Stock is quoted on the Nasdaq National Market under the symbol "CMVT," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

We will also provide without charge to each employee upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be e-mailed to stock_exchange_program@comverse.com.

         As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

         The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you.

18.      FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

         This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the 1933 Act and
Section 21E of the Securities Exchange Act. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in
Section 17 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including, but not limited to our Annual Report on Form 10-K for the year ended January 31, 2001, and our proxy materials for the 2001 Annual Meeting of Stockholders.

         If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

         Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document and the Tender Offer Statement on Schedule TO.

         We have not authorized any person to make any recommendation on our behalf as to whether or not you should exchange your options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document and the Tender Offer Statement on Schedule TO. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                                       Comverse Technology, Inc.

                                                       May 22, 2002

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND
                               EXECUTIVE OFFICERS

         Our directors and executive officers and their positions and offices as of May 15, 2002, are set forth in the following table:

    Name                  Age          Position and Offices Held
--------------------------------------------------------------------------------
Kobi Alexander            50     Chief Executive Officer and Chairman of the
                                 Board of Directors and Director
Itsik Danziger            53     President and Director
Zeev Bregman              40     Chief Executive Officer of Comverse, Inc.
Dan Bodner                43     President and Chief Executive Officer of
                                 Verint Systems Inc.
David Kreinberg           37     Vice President of Finance and Chief Financial
                                 Officer
Zvi Alexander             79     Director
John H. Friedman          49     Director
Francis E. Girard         63     Director
Ron Hiram                 49     Director
Sam Oolie                 65     Director
William F. Sorin          53     Secretary and Director
Shaula A. Yemini, Ph.D.   54     Director

         The address of each director and executive officer is: c\o Comverse Technology, Inc., 170 Crossways Park Drive, Woodbury, New York, 11797.






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